EXHIBIT 10(d)

December 14, 2017

Lucian Theon Smith III

Dear Lou:

Reference is made to your letter agreement with us dated July 24, 2015 (the “Letter Agreement”). The Letter Agreement provides that beginning with our anticipated 2019 Long-Term Incentive Program, you would be eligible to receive an “LTIP” award with a target value equal to 2-times your base salary level in effect on December 16, 2017.

We are writing to confirm our agreement and understanding regarding your right to future LTIP awards, commencing with an award under our 2018 Long-Term Incentive Program. You have been granted an LTIP award under our 2018 Long-Term Incentive Program with a target level of $630,000, representing 90% of your base salary level as scheduled to be in effect on December 16, 2017. While the exact level, frequency and vesting and payment terms of any future LTIP awards to be made to you have not yet been determined, we presently anticipate that you will remain eligible to receive future LTIP awards (in fiscal year 2019 and beyond) on an approximately annual basis at a level generally consistent with your 2018 LTIP award grant.

You hereby acknowledge and agree that your receipt of the 2018 LTIP award and our stated expectations regarding your eligibility for future LTIP grants, shall fully satisfy your rights to receive LTIP grants as set forth in the Letter Agreement.

Except as set forth herein, the terms of your Letter Agreement remain in full force and effect. Please acknowledge your agreement by signing below.

Sincerely,

J. Larry Sorsby

Executive Vice President and

Chief Financial Officer

Acknowledged and Agreed:

______________________

Lucian Theon Smith III

Dated: December 14, 2017